UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2019

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on October 31, 2019, FuelCell Energy, Inc. (the “Company”) (and certain of its subsidiaries as guarantors) entered into a credit agreement (as amended from time to time, the “Credit Agreement”) with Orion Energy Partners Investment Agent, LLC, as Administrative Agent and Collateral Agent (the “Agent”), and certain of its affiliates as lenders for a $200,000,000 senior secured credit facility (the “Orion Facility”), structured as a delayed draw term loan, to be provided by the lenders. In conjunction with the closing of the Orion Facility, on October 31, 2019, the Company drew down $14,500,000 (the “Initial Funding”). (The Credit Agreement and the terms thereof are described in greater detail in the Current Report on Form 8-K filed by the Company on November 6, 2019.)

As provided for in the Credit Agreement, on November 22, 2019, the Company made a second draw (the “Second Funding”) of $65,500,000 funded by Orion Energy Credit Opportunities Fund II, L.P., Orion Energy Credit Opportunities Fund II GPFA, L.P., Orion Energy Credit Opportunities Fund II PV, L.P., and Orion Energy Credit Opportunities FuelCell Co-Invest, L.P. (collectively, the “Lenders”), such that the total fundings to the Company under the Orion Facility as of November 22, 2019 were equal to $80,000,000.   Proceeds from the Second Funding have been and are being used to repay outstanding third party debt of the Company with respect to certain other Company projects, including the construction loan from Fifth Third Bank on the Groton Project and the loan from Webster Bank on the CCSU Project, as well as to fund remaining going forward construction costs and anticipated capital expenditures relating to certain projects, including  the Groton Project (a 7.4 MW project), the LIPA Yaphank Solid Waste Management Project (a 7.4 MW project), and the Tulare BioMAT project (a 2.8 MW project). Simultaneously with the Second Funding, the lien on the Company’s intellectual property assets that was granted to the Agent at the time of the Initial Funding was released.  In connection with funds being applied to the Groton Project and the CCSU Project, a lien was granted to the Agent to secure the Orion Facility on the assets of the Groton Project and CCSU Project as well as with respect to the equity interests in such project companies.

In conjunction with the Second Funding, the Company and the other loan parties identified above entered into the First Amendment to the Credit Agreement (the “Amendment”) which requires the Company to establish a $5 million debt reserve, with such reserve to be released on the first date following the date of the Second Funding on which all of the following events shall have occurred: (a) each of (x) the commercial operation date for the Tulare BioMAT project shall have occurred and (y) a disposition, refinancing or tax equity investment in the Tulare BioMAT project of at least $5 million is consummated; (b) each of (x) the Groton Project shall have achieved its business plan in accordance with the Groton Construction Budget (as defined in the Credit Agreement), (y) the commercial operation date for the Groton Project shall have occurred and (z) the Groton Project shall have met its annualized output and heat rate guarantees for three months; and (c) a disposition, refinancing or tax equity investment of at least $30 million shall have occurred with respect to the Groton Project.   The Amendment further provides that the Company shall provide, no later than December 31, 2019 (or such later date as the Agent may, in its sole discretion, agree in writing), a biogas sale and purchase agreement through December 31, 2021 for the Tulare BioMAT project.  The Amendment further requires (a) the Company to obtain by December 31, 2019 (or such later date as the Agent may, in its sole discretion, agree in writing) a fully executed contract for renewable energy credits for the Groton Project for calendar years 2021 and 2022 strips for at least 85% of the output guarantee; and (b) the Company to provide by January 31, 2020 (or such later date as the Agent may, in its sole discretion, agree in writing) certain consents and estoppels from CMEEC related to the Groton Project and an executed, seventh modification to the lease between CMEEC and the United States Government, acting by and through the Department of the Navy; provided that, if the events in the foregoing clauses (a) and (b) have not been satisfied, the Company will grant the Agent, on behalf of the Lenders, a security interest and lien on all of the Company’s intellectual property.  Such lien, if granted, will be subsequently released at such time as the Company has satisfied the requirements of clauses (a) and (b) of the immediately preceding sentence.

The foregoing summary of the terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Construction Loan Agreement with Fifth Third Bank

As previously disclosed, on February 28, 2019, the Company, through its indirect wholly-owned subsidiary, Groton Station Fuel Cell, LLC (“Groton Borrower”), entered into a Construction Loan Agreement (the “Groton Agreement”) with Fifth Third Bank (“Fifth Third”) pursuant to which Fifth Third agreed to make available to Groton Borrower a construction loan facility in an aggregate principal amount of up to $23,000,000 (the “Groton Facility”) to fund the manufacture, construction, installation, commissioning and start-up of the 7.4 MW Groton Project.  Groton Borrower made an initial draw under the Groton Facility on the date of closing of the facility of $9,700,000 and made a draw of $1,400,000 million in April 2019.  The total outstanding balance as of November 22, 2019 (prior to the payment described below) was $11,100,000.

Groton Borrower and Fifth Third entered into a payoff letter, dated November 22, 2019 (the “Fifth Third Payoff Letter”), pursuant to which, on November 22, 2019, the Agent, on behalf of Groton Borrower, paid off all of Groton Borrower’s indebtedness to Fifth Third and thereby terminated the Groton Facility.

Pursuant to the Fifth Third Payoff Letter, the Agent paid, on November 22, 2019, on behalf of Groton Borrower, a total of $11,104,422.92 to Fifth Third (the “Fifth Third Payoff Amount”), representing the principal, interest, fees, and expenses payable under the Groton Agreement, in repayment of Groton Borrower’s outstanding indebtedness under the Groton Agreement. Upon receipt by Fifth Third of the Fifth Third Payoff Amount on November 22, 2019, all of Groton Borrower’s outstanding indebtedness to Fifth Third under the Groton Agreement and the other related loan documents was paid in full, each of the loan parties was released from any and all obligations arising under or in connection with the Groton Agreement or the other loan documents (except for such obligations that survive termination of the Groton Agreement and the other loan documents as specified therein), and all liens, security interests and other encumbrances of Fifth Third in and to any and all properties and assets of any loan party were automatically released and terminated.

The foregoing summary of the terms of the Fifth Third Payoff Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Third Payoff Letter, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

In accordance with the Credit Agreement and the warrant exercise prices established therein, and in connection with the Second Funding, on November 22, 2019, the Company issued to the Lenders warrants to purchase up to a total of 14,000,000 shares of the Company’s common stock (the “Warrants”), with an initial exercise price with respect to 8,000,000 of such shares of $0.242 per share and with an initial exercise price with respect to 6,000,000 of such shares of $0.620 per share (such $0.620 per share exercise price being at a premium to the market price at the time of entry into the Credit Agreement).

As previously disclosed, under the Credit Agreement, the parties agreed that the loans funded on the date of the Second Funding, together with the Warrants, shall be treated as an investment unit.  The purchase price of each such investment unit shall equal the total purchase price paid by the Lenders for such loans on the date of the Second Funding, with $1,228,164 of the purchase price of the investment unit allocable to the purchase of the Warrants for U.S. federal income tax purposes.

The terms of the Warrants were previously described in the Current Report on Form 8-K filed by the Company on November 6, 2019 and are restated here for ease of reference.

The Warrants have an eight-year term from the date of issuance, are exercisable immediately beginning on the date of issuance, and include provisions permitting cashless exercises. During the term in which the Warrants are exercisable, the Company is required to reserve from its authorized and unissued common stock a sufficient number of shares to provide for the issuance of common stock upon the exercise of all of the outstanding Warrants. Furthermore, under the terms of the Warrants, the Company may not effect the exercise of any portion of a Warrant, and the holder of such Warrant shall not have the right to exercise any portion of such Warrant, to the extent that after giving effect to such exercise, such holder, collectively with its other Attribution Parties (as defined in the Warrant), would beneficially own in excess of 4.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise. Except as otherwise expressly provided in the Warrant, prior to the exercise of a Warrant, the holder of such Warrant will not have any of the rights of a stockholder of the Company, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the shares of common stock purchasable upon exercise of such Warrant.

The Warrants contain customary provisions regarding adjustment to their exercise prices and the type or class of security issuable upon exercise, including, without limitation, adjustments as a result of the Company undertaking or effectuating (a) a stock dividend or dividend of other securities or property, (b) a stock split, subdivision or combination, (c) a reclassification, (d) the distribution by the Company to substantially all of the holders of its common stock (or other securities issuable upon exercise of a Warrant) of rights, options or warrants entitling such holders to subscribe for or purchase common stock (or other securities issuable upon exercise of a Warrant) at a price per share that is less than the average of the closing sales price per share of the Company’s common stock for the ten consecutive trading days ending on and including the trading day before such distribution is publicly announced, and (e) a Fundamental Transaction (as defined below) or Change of Control (as defined in the Credit Agreement), as explained further below.

If, while a Warrant or any portion thereof is outstanding and unexpired, there is (a) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for in such Warrant), (b) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (c) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person (any such event, a “Fundamental Transaction”), then, except in the event of a Fundamental Transaction that constitutes a Change of Control, as part of such Fundamental Transaction, the successor corporation or entity must assume in writing all of the obligations of the Company under such Warrant, such that the holder of such Warrant shall thereafter be entitled to receive, upon exercise of such Warrant, the shares of stock or other securities or property of the successor corporation or entity that the holder would have been entitled to receive if such Warrant had been exercised immediately prior to such Fundamental Transaction.

Notwithstanding the foregoing, at the request of a holder of a Warrant delivered at any time during the period commencing on the earliest to occur of (A) the public disclosure of (1) any Fundamental Transaction in which the successor corporation or entity is not a publicly traded entity whose common equity or ordinary shares, as the case may be, is quoted on or listed for trading on an Eligible Board or Market (as defined in the Warrants) or (2) any Change of Control, as applicable, (B) the consummation of any such Fundamental Transaction or any Change of Control, and (C) such holder first becoming aware of any such Fundamental Transaction or any Change of Control, and ending on the date that is 90 days after the public disclosure of the consummation of such Fundamental Transaction or Change of Control, the Company or the successor corporation or entity (as the case may be) must purchase such Warrant from such holder. The price payable to a holder for a Warrant with respect to which notice is delivered in accordance with the preceding sentence is an amount equal to: (i) in the event that such payment date is on or prior to the second anniversary of the date of issuance of such Warrant, the Black Scholes Value (as defined in the Warrant) of the unexercised portion of such Warrant, or (ii) in the event that such payment date is after the second anniversary of the date of issuance of such Warrant, the difference of (x) the product of (I) the remaining amount of shares of common stock issuable upon the exercise of such Warrant, multiplied by (II) the consideration per share of common stock paid or payable to each holder of common stock in connection with such Fundamental Transaction or Change of Control, minus (y) the aggregate exercise price of such Warrant.

In addition, the Warrants provide that, if while a Warrant, or any portion thereof, remains outstanding and unexpired, common stockholders shall have received, or become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then such Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of such Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would have been entitled to as if such Warrant had been exercised (without regard to any limitations on exercise set forth therein).

In addition, the Company has granted to the holders of the Warrants certain registration rights. Specifically, the Company has agreed to use its commercially reasonable efforts to effect, as soon as practicable after issuance of the Warrants, but in no event later than March 16, 2020, the registration of resales of all shares of common stock issuable upon exercise of the Warrants on a delayed or continuous basis at then-prevailing market prices. Under the terms of the Warrants, the Company agrees to maintain the effectiveness of such registration at all times following the effective date of such registration statement until the earlier of (x) the date as of which a holder of a Warrant may sell all of the shares of common stock issuable upon the exercise of such Warrant without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and without the need for public information under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) of the Securities Act and (y) the date on which the holder of such Warrant shall have sold all of the shares of common stock issuable upon exercise of such Warrant. In the event that (a) such a registration statement is not declared effective by the Securities and Exchange Commission on or before March 16, 2020, including if a final prospectus is not filed under Rule 424(b) on or prior to the fifth business day immediately following the effective date for such registration statement (an “Effectiveness Failure”), (b) on any day after the effective date of such a registration statement, sales of common stock cannot be made pursuant to such registration statement or the prospectus contained therein is not available for use for any reason (a “Maintenance Failure”), or (c) such a registration statement is not effective for any reason or the prospectus contained therein is not available for use for any reason, and either (i) the Company fails to satisfy Rule 144(c)(1), or (ii) the Company has ever been an issuer under Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Current Public Information Failure”), such that a holder is unable to sell all of the shares of stock issuable upon exercise of the Warrant without restriction under Rule 144, then, as partial relief to the holder for damages caused by the delay in, or reduction of, its ability to sell all of such shares (and not exclusive of any other remedies available in equity), the Company shall pay to the holder $25,000 in cash on the date of such Effectiveness Failure, Maintenance Failure, or Current Public Information Failure, as applicable, and on every subsequent 30-day anniversary of (I) an Effectiveness Failure until such Effectiveness Failure is cured; (II) a Maintenance Failure until such Maintenance Failure is cured; and (III) a Current Public Information Failure until the earlier of (i) the date such Current Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to

Rule 144 (in each case, pro-rated for periods totaling less than 30 days). In the event that any of such payment is not timely made, such payment shall bear interest at the rate of 1.0% per month, prorated for partial months, until paid in full.

The Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder.

The foregoing summary of the terms of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Warrant, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On November 20, 2019, the Board of Directors (“Board”) of the Company elected a new director – Chris Groobey – to serve on the Board effective immediately until the annual meeting of the stockholders of the Company to be held in 2020 or until his earlier resignation or removal. In addition to his election to the Board, Mr. Groobey has been appointed to serve on the Executive Committee, the Audit and Finance Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

There are no arrangements or understandings between Mr. Groobey and any other person pursuant to which he was selected as a director of the Company, nor are there any transactions in which Mr. Groobey has an interest that would be reportable under Item 404(a) of Regulation S-K.

As a non-employee director, Mr. Groobey will be compensated in accordance with the Company’s compensation policies for non-employee directors, which are described in the Company’s proxy statements filed with the Securities and Exchange Commission.

In connection with his election to the Board, Mr. Groobey received a pro-rated annual retainer for service on the Board of $11,667 and pro-rated annual non-chair committee fees of $1,667 for the first committee of which he is a member and $833 for each additional committee of which he is a member. The retainer and fees may be paid in cash or common stock of the Company at the election of Mr. Groobey.

In addition, Mr. Groobey received an award of 21,065 restricted stock units (“RSUs”) under the Company’s 2018 Omnibus Equity Incentive Plan (the “Plan”), which Plan is described in the definitive proxy statement filed by the Company on February 16, 2018. Such RSUs (i) vest on the date of the regularly scheduled annual meeting of the stockholders of the Company to be held in 2020, (ii) are to be settled in cash or in shares of the Company’s common stock, at the discretion of the Compensation Committee, as the administrator under the Plan, (iii) are subject to the Plan, and (iv) are subject to the terms and conditions set forth in the Restricted Stock Unit Award Agreement pursuant to which such RSUs are granted, which is based on the form of Restricted Stock Unit Award Agreement approved by the Compensation Committee.

The foregoing summary of the RSUs granted to Mr. Groobey does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Restricted Stock Unit Award Agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Performance Results and Annual Incentive Plan Payments for Fiscal Year 2019

All salaried exempt employees of the Company, including the principal executive officer, the principal financial officer, and any other named executive officers (“NEOs”), are eligible to participate in our annual cash bonus plan, which the Company refers to as the Management Incentive Plan or the “MIP.” The Compensation Committee of the Board periodically reviews and determines the target annual incentive award opportunities (expressed as a percentage of base salary) that each of the NEOs may earn under the MIP. The target annual incentive award opportunities (expressed as a percentage of base salary) were established at 90% for Mr. Few, pro-rated based on the number of days that Mr. Few was employed by the Company as President and Chief Executive Officer during the 2019 fiscal year, which is 66 days, in accordance with paragraph 4(b) of Mr. Few’s employment agreement, and 50% for each of the other NEOs based on an assessment of the competitive market performed at the time of each NEO’s appointment.

The actual amount of annual cash compensation earned under the MIP each year may be more or less than the target amount depending on the Company’s performance against a set of pre-established Company operational milestones (which represent 75% of the target annual incentive award opportunity) and a set of pre-established Company strategic initiatives (which represent the remaining 25% of the target annual incentive award opportunity). The Compensation Committee retains the right to exercise its discretion to adjust the size of potential award payments as it deems appropriate to take into account factors that enhance or detract from results achieved relative to the Company operational milestones and strategic initiatives.

For fiscal 2019, the pre-established Company operational milestones (and their respective weighting) were as follows: (1) achieve specified total revenue for the fiscal year (20%); (2) secure new orders (40%); (3) achieve a specified gross margin (20%); (4) control operating expenses (10%); and (5) enhance fleet performance (10%). The pre-established Company strategic initiatives for fiscal 2019 (which are equally weighted) were as follows: (a) develop a new strategic partner; (b) execute on specified regulatory initiatives; (c) grow the Advanced Technology business; (d) develop project finance partners to support growth; and (e) transform the commercial development team.

After the end of fiscal 2019, the Compensation Committee reviewed the Company’s actual performance as measured against the Company operational milestones and strategic initiatives, which resulted in an annual incentive award achievement percentage of 23.5% of the target award levels, determined as follows. Comparing the Company’s actual performance against the range of pre-established target levels for these operational milestones, the Compensation Committee calculated a weighted score for each milestone, the sum of which yielded a total weighted score. The Company’s overall performance with respect to the operational milestones for fiscal 2019 resulted in a calculated aggregate weighted score of 17.5%. With respect to the fiscal 2019 Company strategic initiatives, the Compensation Committee compared the Company’s actual performance against the pre-established target objectives for these initiatives, and calculated a weighted score for each strategic initiative, the sum of which yielded a total weighted score. The overall performance with respect to the strategic initiatives for fiscal 2019 resulted in a calculated weighted score of 41.7%. Applying the relative weighting of each performance category (75% for the operational milestones and 25% for the strategic initiatives), the Compensation Committee determined that the blended annual incentive award achievement percentage was equal to 23.5% of the target award levels.

After reviewing the blended annual incentive award achievement percentage and evaluating the Company’s performance, financial position and stock performance, and after considering the recommendations of the CEO, the Compensation Committee determined to adjust the annual incentive award payments for all of the participants in the Company to a range of 50% to 79% of targeted awards and for each of the following executive officers (including the NEOs) specifically as follows: Jennifer Arasimowicz, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary - $141,250 (77% of target); Michael Bishop, Executive Vice President and Chief Financial Officer - $146,250 (76% of target); Michael Lisowski – Executive Vice President and Chief Operating Officer - $126,250 (78% of target); and Anthony Leo, Executive Vice President and Chief Technology Officer - $108,750 (79% of target).  The Compensation Committee also recommended, and the independent members of the Board agreed, that an annual incentive award payment of $68,475 be made to Jason Few, President, CEO and Chief Commercial Officer, representing 50% of his target bonus award, pro-rated based on the number of days he was employed by the Company as President and CEO during fiscal year 2019, plus $30,000. In reaching its determination to adjust the bonus percentages, the Compensation Committee and the Board considered the achievement of a portion of the operational milestones and strategic initiatives, in addition to the progress made by the Company over approximately the last six months of the fiscal year, including but not limited to (a) the closing of a new $200 million credit facility, (b) the execution of a Joint Development Agreement with ExxonMobil Research and Engineering Company, (c) the restructuring of the Company resulting in annualized operating expense savings of approximately $15 million, (d) the repayment in full of the loans from Hercules Capital, Inc., NRG Energy, Inc., and Generate Lending, LLC, (e) the substantial paydown of vendors and successful negotiation of forbearance arrangements and payment plans, (f) the construction progress made on certain projects in backlog, (g) the relaunch of the sub-megawatt product in Europe, (h) the execution of a strategic relationship with E.On Business Solutions, (i) the amicable resolution of the arbitration in Korea with POSCO Energy Co., Ltd., (j) the retirement of the Company’s Series C and Series D convertible preferred instruments, (k) the successful emergence of the Company from its restructuring phase, and (l) the recent increase in the Company’s stock price by a factor of more than four. Based on all of the foregoing, the Compensation Committee and the Board determined that adjustment of the bonus percentages was warranted. Bonus payments will be made on January 6, 2020.

Item 8.01.	Other Events.

Term Loan Agreements with Webster Bank

In November 2016, the Company’s wholly-owned subsidiary, FuelCell Energy Finance, LLC (“FuelCell Finance”), entered into a membership interest purchase agreement with GW Power, LLC (“GWP”) whereby FuelCell Finance purchased all of the outstanding membership interests in New Britain Renewable Energy, LLC (“NBRE”) from GWP.  GWP assigned the NBRE membership interests to FuelCell Finance free and clear of all liens other than a pledge in favor of Webster Bank, National Association (“Webster Bank”).  FuelCell Finance assumed the debt outstanding to Webster Bank in the amount of $2,300,000 (the “Webster Facilities”). The total outstanding balance under the Webster Facilities as of November 22, 2019 (prior to the payments described below) was $500,000.

On November 15, 2019, Webster Bank issued two payoff letters (the “Webster Payoff Letters”) to NBRE, pursuant to which, on November 22, 2019, the Agent, on behalf of NBRE, paid off all of NBRE’s indebtedness to Webster Bank and thereby terminated the Webster Facilities.

Pursuant to the Webster Payoff Letters, the Agent paid, on November 22, 2019, on behalf of NBRE, a total of $508,785.92 to Webster Bank (the “Webster Payoff Amount”), representing the aggregate amount of all indebtedness, liabilities and obligations of any kind of NBRE to Webster Bank which were due and owing by NBRE under the loan documents related to the Webster Facilities (the “Webster Loan Documents”). Upon receipt by Webster Bank of the Webster Payoff Amount on November 22, 2019, all liens, security interests and other encumbrances in favor of Webster Bank under any of the Webster Loan Documents on any assets of NBRE and/or any subsidiaries and affiliates of NBRE were automatically and irrevocably released and terminated; Webster Bank released all security agreements, mortgages and other liens filed with respect to all real property of NBRE or with respect to any other property of NBRE under the Webster Loan Documents; and all indebtedness, liabilities and obligations of any kind of NBRE owing to Webster Bank under the Webster Loan Documents were paid in full and all of such loan documents were terminated.

The foregoing summary of the terms of the Webster Payoff Letters does not purport to be complete and is qualified in its entirety by reference to the full text of the Webster Payoff Letters, copies of which are attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Press Releases

On November 25, 2019, the Company issued a press release announcing the election of Chris Groobey to the Board. A copy of the press release is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.

On November 25, 2019, the Company issued a press release announcing the Second Funding under the Orion Facility. A copy of the press release is furnished herewith as Exhibit 99.3 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are being filed or furnished (as applicable) herewith:

Exhibit No.	Description
10.1

First Amendment to Credit Agreement, dated as of November 22, 2019, by and among FuelCell Energy, Inc., each of the Guarantors party to the Credit Agreement, the Lenders party to the Credit Agreement and Orion Energy Partners Investment Agent, LLC.

10.2	Payoff Letter dated November 22, 2019 by and between Groton Station Fuel Cell, LLC and Fifth Third Bank.

10.3	Form of Warrant issued Pursuant to the Credit Agreement (incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Company on November 6, 2019).

10.4	Form of Restricted Stock Unit Award Agreement (Non-Employee Directors) (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on November 13, 2018).

99.1	Payoff Letter dated November 15, 2019 by and between New Britain Renewable Energy, LLC and Webster Bank, National Association.

99.2	FuelCell Energy, Inc. Press Release dated November 25, 2019.

99.3	FuelCell Energy, Inc. Press Release dated November 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: November 25, 2019	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President, Chief Financial Officer and Treasurer